Exhibit (a)(1)(L)

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

GLOBAL BUSINESS TRAVEL GROUP, INC. 2022 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT NOTICE (this “Notice”) evidences an award of Restricted Stock Units by Global Business Travel Group, Inc., a Delaware corporation (the “Company”) to the individual named on Schedule A attached hereto (the “Grantee”) under the terms and conditions of the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (as it may be amended and/or restated from time to time, the “Plan”), with such grant having been made on the date set forth on Schedule A (the “Grant Date”).  This Notice constitutes an Award Agreement for purposes of the Plan.

RECITALS

WHEREAS, the Company maintains the Plan;

WHEREAS, the Plan permits the Company to award Restricted Stock Units with respect to shares of the Company’s Class A common stock, USD 0.0001 par value per share (“Shares”), subject to the terms of the Plan; and

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee in accordance with the terms of this Notice.

1.           Award of Restricted Stock Units.  The Company hereby grants to the Grantee pursuant to the terms and conditions of the Plan, as of the Grant Date, the number of Restricted Stock Units set forth on Schedule A hereto (the “RSUs”).  With respect to each RSU that becomes vested in accordance with the terms of this Notice, the Grantee will be entitled to receive one Share upon the settlement of such RSU.  The RSUs are subject to the terms set forth herein, and the terms of the Plan, which terms and provisions are incorporated herein by reference.  Capitalized terms used in this Notice and not otherwise defined in this Notice have the meanings ascribed to them in the Plan.

2.            Vesting; Settlement.

(a)         The RSUs shall vest as provided on Schedule A hereto.  Each date set forth on Schedule A on which RSUs are scheduled to vest is referred to herein as a “Scheduled Vesting Date.”  Notwithstanding anything in this Notice to the contrary, in no event shall more than 100% of the RSUs become vested.  No pro-rata vesting will be provided under any part of this Notice for employment during some, but not all, of the vesting period of a tranche of RSUs.

(b)        Except as otherwise provided in Section 3 below, vesting of any RSUs is in all cases subject to the Grantee’s continued employment with the Company or one of its Subsidiaries from the Grant Date through and including the applicable Scheduled Vesting Date.

(c)      Notwithstanding anything to the contrary contained in any offer letter, severance agreement, employment agreement, consulting agreement or similar agreement between the Grantee and the Company or any of its Subsidiaries or affiliates, the RSUs shall not vest (except as provided in Section 3(c) below) or be settled upon a Change in Control, a change in control, a change of control or any similar event except as provided in Sections 7.1(b) or 7.1(c) of the Plan, as applicable (any settlement pursuant to such sections of the Plan shall occur within 30 days after the Change in Control).

(d)         Except as otherwise provided in Section 3, each RSU that becomes vested shall be settled as soon as reasonably practicable following the date on which such RSU becomes vested, and in any event within 30 days after the vesting date.  Each RSU that is settled shall be immediately cancelled and terminate upon such settlement.

(e)         The Grantee shall have no rights as a stockholder with respect to any RSUs (including voting or dividend rights), nor shall the Grantee have any rights as a stockholder with respect to any Shares underlying the RSUs (including voting or dividend rights) until such Shares are delivered to the Grantee in settlement of the RSUs (and then stockholder rights shall apply only after the Grantee’s receipt of such Shares).  No dividend equivalents shall be paid or provided in respect of the RSUs.

3.           Termination of Employment.  Except as provided below in this Section 3, upon the Grantee’s termination of employment with the Company and its Subsidiaries for any reason, regardless of whether such termination is initiated by the Grantee, by the Company or by any of the Company’s Subsidiaries, all then unvested RSUs shall be immediately forfeited upon such termination of employment with no compensation or payment due to the Grantee or any other Person; provided, however, that in the case of a termination of the Grantee’s employment for Cause, all then unsettled RSUs, whether vested or unvested, shall be immediately forfeited upon such termination of employment with no compensation or payment due to the Grantee or any other Person.

(a)        Death.  In the event that the Grantee incurs a termination of employment due to the Grantee’s death, all then outstanding and unvested RSUs shall immediately vest in full and shall be settled within thirty (30) days thereafter.

(b)         Disability.  Except as provided in Section 3(e), in the event that the Grantee incurs a termination of employment by the Company and its Subsidiaries due to the Grantee’s Disability, then (i) the RSUs that are then outstanding and unvested and were scheduled to vest on the first Scheduled Vesting Date immediately following such termination of employment shall vest on such Scheduled Vesting Date and shall be settled within 30 days after such Scheduled Vesting Date and (ii) any RSUs that are then outstanding and are scheduled to vest after the first Scheduled Vesting Date immediately following such termination of employment shall be immediately forfeited upon such termination of employment with no compensation or other payment due to the Grantee or any other Person.  For purposes of this Notice, the term “Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.  For all purposes of this Notice, a resignation by the Grantee due to the Grantee’s Disability shall be treated as a voluntary resignation by the Grantee and shall result in the immediate forfeiture (with no compensation or other payment due to the Grantee or any other Person) of all RSUs that are unvested as of such termination of employment.

(c)         Termination without Cause.  Except as provided in Section 3(e), in the event that the Grantee incurs a termination of employment by the Company and its Subsidiaries without Cause (and not due to death or Disability), then the RSUs that are then outstanding and unvested and were scheduled to vest during the Grantee’s Severance Period (as defined below) shall continue to vest and be settled during the Grantee’s Severance Period in the same manner and at the same times as if no such termination of employment had occurred; provided, however, that if such termination of employment without Cause (and not due to death or Disability) occurs within sixty (60) days prior to the occurrence of a Change in Control, all unvested RSUs shall fully vest upon such Change in Control and shall continue to be settled at the same times as if no such termination of employment had occurred (i.e., within 30 days after the applicable Scheduled Vesting Date).  Any portion of the RSUs that are not scheduled to vest during the Severance Period and that do not become vested within sixty (60) days after the Grantee’s termination of employment pursuant to the proviso in the immediately preceding sentence shall be immediately forfeited with no compensation or other payment due to the Grantee or any other Person.  For purposes of this Notice, the “Severance Period” shall mean the period during which the Grantee is entitled to receive continued payments of the Grantee’s base salary under an employment agreement or a severance plan, program or agreement as the result of the termination of employment described in this Section 3(c) (or if such base salary is paid in a lump sum, the number of months of such base salary that such severance represents).  For purposes of this Notice, and notwithstanding any provision contained in the Plan to the contrary, a Change in Control shall not include an acquisition (i) by any Person who, as of immediately prior to an event that otherwise would be a Change in Control, already has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s Voting Securities or (ii) by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(d)       Termination Due to Retirement.  Except as provided in Section 3(e), in the event that the Grantee incurs a termination of employment from the Company and its Subsidiaries as the result of Grantee’s resignation due to Retirement (as defined below), then the following number of RSUs shall vest on the first Scheduled Vesting Date immediately following such termination of employment:  the product of (x) the number of RSUs scheduled to vest on the first Scheduled Vesting Date immediately following such termination of employment, multiplied by (y) a fraction, the numerator of which (which shall not exceed 12) is the number of full and partial months (rounded up to the next whole number) that the Grantee was employed by the Company or one of its Subsidiaries from the later of the Grant Date and the Scheduled Vesting Date immediately preceding such termination of employment (if any) to and including the date of such termination of employment and the denominator of which is 12.  Any portion of the RSUs that are not eligible to become vested as provided in the immediately preceding sentence, shall be immediately forfeited upon such termination of employment with no compensation or other payment due to the Grantee or any other Person.  For purposes of this Notice, “Retirement” shall mean the Grantee’s termination of employment due to a voluntary resignation that meets all of the following requirements:  (i) at the time of such resignation, the Grantee is at least 55 years old with not less than 10 consecutive years of continuous employment with the Company and its Subsidiaries, or is at least 60 years old with not less than 5 consecutive years of continuous employment with the Company and its Subsidiaries, (ii) the Grantee provided the Company or one of its Subsidiaries with written notice of such Grantee’s intention to terminate employment due to retirement at least one year before the date of the Grantee’s resignation from employment due to retirement and (iii) at the time of the Grantee’s termination of employment due to retirement, Cause to terminate the Grantee’s employment does not exist.

(e)         Certain Terminations in Connection with a Change in Control.  In the event that, within 18 months following a Change in Control, (x) the Grantee incurs a termination of employment by the Company and its Subsidiaries without Cause (but not due to Disability), then all RSUs that are then outstanding and unvested immediately shall become vested or (y) the Grantee incurs a termination of employment due to the Grantee’s Retirement or by the Company and its Subsidiaries due to the Grantee’s Disability, and in each case of this clause (y), such Change in Control is a 409A Change in Control (as defined below), then only those RSUs that otherwise would become vested under Sections 3(b) or 3(d), as applicable, shall become vested, but such vesting shall be accelerated to the date of such termination of employment and all RSUs that do not become so vested shall be immediately forfeited with no compensation or payment due to the Grantee or any other Person.  If such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii) (any such Change in Control, a “409A Change in Control”), all RSUs that become vested pursuant to the immediately preceding sentence shall be settled within ten (10) days after the occurrence of such termination of employment and (ii) if such Change in Control is not a 409A Change in Control, then such RSUs that become vested pursuant to the immediately preceding sentence shall continue to be settled at the same times as if no such termination of employment had occurred (i.e., within 30 days after the applicable Scheduled Vesting Date).  This Section 3(e) shall apply to the RSUs instead of Section 7.2 of the Plan (the Grantee acknowledges that Section 7.2 of the Plan does not apply to the RSUs).

(f)         Miscellaneous.  The Grantee hereby ratifies and reaffirms the Restrictive Covenants (as defined in the GBTG Time Based Option Grant Agreement by and between Global Business Travel Group, Inc. and the Grantee), and agrees that such Restrictive Covenants remain in full force and are incorporated herein by reference as if fully set forth in, and executed in connection with, this Notice.  The Grantee understands and agrees that, notwithstanding anything in the Plan or this Notice to the contrary, in the event that the Grantee violates any of the Restrictive Covenants or any other restrictive covenant in favor of the Company or any of its Subsidiaries or affiliates, the Grantee shall immediately forfeit each RSU without consideration (regardless of the extent to which a RSU is vested at the time of such violation), and the Company shall be entitled to receive an injunction without bond to restrain any such violation or further violation.

4.          Transferability. The RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.

5.            Conditions on All Transfers of Shares.  Notwithstanding anything to the contrary contained in this Notice or the Plan, no transfer of a Share acquired in connection with the RSUs shall be made, or, if attempted or purported to be made, shall be effective, unless and until the Company is satisfied that the transfer will not violate any federal or state securities law or any other law or agreement (including this Notice or the Plan) or the rules of any applicable stock exchange.  If the transfer would violate any such law, agreement or rule and the Grantee nevertheless attempts or purports to engage in a transfer of such Shares, then the Company shall not recognize such transfer on the books and records of the Company and such transfer will be null and void ab initio.  In addition, the Grantee will be liable to the Company for damages, if any, which may result from such attempted or purported transfer.

6.          No Promise of Employment; Employment.  None of the Plan, this Notice, the granting or holding of the RSUs nor the holding of any Shares issued in connection with the RSUs will confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary thereof, or limit, in any respect, the right of the Company or any Subsidiary thereof to discharge the Grantee at any time, for any reason and with or without notice.  Subject to any rules and regulations adopted by the Committee from time to time, the Grantee shall not be considered to have incurred a termination of employment if the Grantee’s employment is transferred from the Company or any of its Subsidiaries to any of the Company’s Subsidiaries or to the Company.

7.           Responsibility for Tax-Related Items. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary of the Company that employs the Grantee (the “Employer”), the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from the Shares to be delivered upon settlement of the RSUs or other awards granted to the Grantee or (iii) permitting the Grantee to tender to the Company cash or, if allowed by the Committee, Shares, (iv) withholding from proceeds from the sale of Shares acquired upon vesting of the RSUs through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization), or (v) any other method of withholding determined by the Company and permitted by applicable laws.

Notwithstanding the foregoing or anything contained in this Notice or the Plan to the contrary, in the event that, at the time an obligation to withhold income taxes arises with respect to the RSUs, the Grantee is subject to Section 16 of the Exchange Act with respect to the Company, then such tax withholding obligations shall be satisfied by the Company withholding and retaining a number of Shares from those that otherwise would be issued upon the settlement of such vested RSUs having a Fair Market Value on the date such tax withholding obligation arises equal to the withholding taxes then due (calculated at the maximum withholding tax rate that would not result in liability accounting treatment or other adverse accounting treatment).

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Grantee will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.

The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.

8.          The Plan.  The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to all of the terms and provisions of the Plan and this Notice.  Pursuant to the Plan, the Committee is authorized to interpret the Plan and this Notice, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to the Plan, this Notice, the RSUs, the Shares acquired in connection with the RSUs and any agreement relating to the RSUs or such Shares. In the event of a conflict between the terms of the Plan and the terms of this Notice, the terms of the Plan shall control unless the applicable term of this Notice provides that the applicable term of the Plan shall not apply.

9.           Data Privacy.  By acceptance of, and as a condition of receipt of, the RSUs and any Shares in connection with the RSUs, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about the Grantee, including but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, job title(s), any shares held in the Company or any of its Subsidiaries or affiliates, and details of all RSUs and Shares received in connection with the RSUs, in each case, for the purpose of implementing, managing and administering the Plan, the RSUs and such Shares (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and its Subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company and its Subsidiaries and affiliates in the implementation, administration and management of the Plan.  These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country.  Through acceptance of the RSUs and any Shares delivered in connection therewith, the Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Grantee may elect to deposit any shares of the Company.  The Data related to the Grantee will be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Plan.  The Grantee may, at any time, view the Data held by the Company with respect to the Grantee, request additional information about the storage and processing of the Data with respect to the Grantee, recommend any necessary corrections to the Data with respect to the Grantee or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.  The Company may cancel the Grantee’s ability to participate in the Plan and, in the Company’s discretion, the Grantee may forfeit the RSUs and any Shares received in connection with the RSUs if the Grantee refuses or withdraws his or her consents as described herein.

10.         Governing Law.  This Notice will be construed in accordance with the laws of the U.S. State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

11.          Disputes.  All disputes regarding or relating to the Plan, this Notice or the RSUs shall be resolved in accordance with the Plan.

12.         Severability.  All provisions of this Notice are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Notice shall not be affected thereby, and the remainder of this Notice shall be interpreted to give maximum effect to the original intention of the parties hereto.

13.         Amendment; Termination; Waiver.  Subject to the provisions of the Plan, this Notice may be amended or terminated, and its terms or covenants waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Grantee that, in the case of an amendment or waiver, identifies the specific provision of this Notice being amended or waived (as applicable).

14.         Entire Document.  This Notice, together with the Plan, represents the complete understanding between the Grantee and the Company relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof between the Grantee and the Company.

15.         Binding Effect.  This Notice shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon the Grantee and his or her heirs, executors, administrators and legal representatives.  This Notice may be assigned by the Company without the consent of the Grantee or any other Person but may not be assigned by the Grantee.

16.         Code Section 409A.  This Notice and the RSUs granted hereunder are intended to comply with Code Section 409A (to the extent applicable) and shall be interpreted accordingly. In the event that Grantee is a “specified employee” within the meaning of Code Section 409A at the time of Grantee’s “separation from service” (within the meaning of Code Section 409A), and a payment or benefit provided for under this Notice would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Grantee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid during the six (6) month period immediately following Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Grantee in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which Grantee’s separation from service occurs or (ii) the tenth business day following Grantee’s death (but not earlier than if such delay had not applied).  Following such delay, all remaining payments shall be made as if no such delay had occurred.

17.         Construction.  Captions and titles contained in this Notice are for convenience only and shall not affect the meaning or interpretation of any provision of this Notice.

18.         Addendum.  Notwithstanding the provisions in this Notice, if the Grantee resides and/or works outside the United States of America, this grant of RSUs shall be subject to the special terms and conditions set forth in the addendum to this Notice on Schedule B (the “Addendum”). Moreover, if the Grantee relocates to one of the jurisdictions included in the Addendum, the special terms and conditions for such jurisdiction will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes a part of this Notice.

[End of Notice]

By signing below, I acknowledge and agree that I have read and understand this Notice and the Plan, and I agree to be bound by all of the terms and conditions of this Notice and the Plan.

Acknowledged, Accepted and Agreed:

Name: ###PARTICIPANT_NAME###
Date: ###ACCEPTANCE_DATE###

Schedule A

Name: ###PARTICIPANT_NAME###

Grant Date: ###GRANT_DATE###

Number of RSUs Granted:  ###TOTAL_AWARDS###

Vesting Schedule:  Subject to the Grantee’s continued employment with the Company or any Subsidiary thereof on the applicable Scheduled Vesting Date, the RSUs shall vest as follows:

One-third of the RSUs are eligible to vest on each of the first (3) anniversaries of the Grant Date.

Schedule B

ADDENDUM TO

GLOBAL BUSINESS TRAVEL GROUP, INC. 2022 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT NOTICE

This Addendum to the Notice includes additional notices, terms and conditions that govern the RSUs granted pursuant to the Notice if the Grantee resides and/or works outside of the United States. If the Grantee transfers to another jurisdiction reflected in this Addendum, the additional terms and conditions for such jurisdiction (if any) will apply to the Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Grantee’s transfer). Capitalized terms not defined in this Addendum but defined the Notice or the Plan shall have the same meaning as in the Notice or the Plan.

ALL NON-U.S. COUNTRIES
1.
Settlement of RSUs. Notwithstanding any provision in the Notice, if the Grantee is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of:

(a)
a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Grantee, or the Company or any of its Subsidiaries to obtain the approval of or register with any governmental or regulatory body in the Grantee’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Grantee or the Company or any of its Subsidiaries or (iv) is administratively burdensome; or

(b)
Shares, but require the Grantee to sell such Shares immediately or within a specified period following the Grantee’s termination of employment (in which case, the Grantee hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Grantee’s behalf).

2.
Insider Trading; Market Abuse Laws. By participating in the Plan, the Grantee agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Grantee). The Grantee further acknowledges that, depending on the Grantee’s or his or her broker’s country of residence or where the Shares are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares, during such times the Grantee is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Grantee’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee places before he or she possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Grantee understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and that the Grantee should therefore consult his or her personal advisor on this matter.

3.	Nature of Grant. In accepting the RSUs, the Grantee acknowledges and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

(c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)	the Grantee’s participation in the Plan is voluntary;

(e)
the RSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Subsidiaries and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Grantee’s employment relationship (as otherwise may be permitted under local law);

(f)
unless otherwise agreed with the Company, the RSUs and any Shares acquired upon settlement of the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Subsidiary or affiliate;

(g)
the RSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any of their affiliates;

(h)	the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Grantee’s employment (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the RSUs, the Grantee agrees not to institute any claim against the Company or the Employer;

(j)
the RSUs and the benefits evidenced by this Notice do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)
for purposes of the RSUs, the Company shall have the exclusive discretion to determine when Grantee’s employment terminates (including determining whether Grantee may still be considered to be employed (i) while on a leave of absence, (ii) during a Severance Period (as defined in Section 3(c) of the Notice), or (iii) during a notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee provides services or the terms of his or her service agreement, if any; in no event shall a Grantee’s employment be considered to continue beyond twelve (12) months following the date the Grantee is no longer actively providing services to the Company, the Employer or any of their affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee provides services or the terms of Grantee’s employment agreement, if any); and

(l)
neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to the Grantee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

4.
Not a Public Offering. The grant of the RSUs is not intended to be a public offering of securities in the Grantee’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

5.
Language. If the Grantee is resident in a country where English is not an official language, the Grantee acknowledges and agrees that it is his or her express intent that this Notice and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. Further, the Grantee acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Notice and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language.  If the Grantee has received this Notice or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6.
No Advice Regarding the Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

7.
Repatriation; Compliance with Law. The Grantee agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Grantee’s country of employment (and country of residence, if different). In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Subsidiaries, as may be required to allow the Company and any of its Subsidiaries to comply with local laws, rules and/or regulations in the Grantee’s country of employment (and country of residence, if different). Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).

8.
Non-Transferability. The RSUs may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.

9.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10.	Data Privacy. The following provision replace Section 9 of the Notice in its entirety.

Data Privacy.

(a)
Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, job title(s), any shares held in the Company or any of its Subsidiaries or affiliates, and details of all RSUs and Shares received in connection with the RSUs, in each case, for the purpose of implementing, managing and administering the Plan, the RSUs and such Shares (the “Data”). The Company, with its principal executive offices at 666 3rd Avenue, 4th Floor, New York, New York 10017, U.S.A. acts as the data controller in respect of such Data.

If the Grantee is located in the European Union / European Economic Area / Switzerland / United Kingdom, the legal bases for the processing of Data is for the legitimate purpose of administering and managing the Plan and RSUs and it is necessary for the performance of the Company’s contractual obligation to deliver Shares (if the conditions of the Plan and the Notice are satisfied). If the Grantee is located outside of the European Union / European Economic Area / United Kingdom, where required by applicable law, the legal basis for the processing of Data is the Grantee’s consent.

(b)
Stock Plan Administration Services Provider. The Company transfers Data to Morgan Stanley Smith Barney LLC, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other providers serving in a similar manner. The Grantee may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service provider, with such agreement (where applicable) being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based, in relevant part, in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. If the Grantee is located in the European Union / European Economic Area / Switzerland / United Kingdom, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses, adequacy decisions, or other appropriate cross-border transfer solutions. If the Grantee is located outside of the European Union / European Economic Area / Switzerland / United Kingdom, where required by applicable law, the legal basis for the transfer of Data is the Grantee’s consent.

(d)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. The period may extend beyond the Grantee’s employment or service with the Company and its Subsidiaries. When the Company and the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent practicable

(e)
Data Subject Rights. The Grantee may have a number of rights under the data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request the deletion of Data, (iv) place restrictions on processing of Data, (v) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vi) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the Grantee’s human resources representative.

(f)
Declaration of Consent (if the Grantee is outside of the European Union / European Economic Area / Switzerland / United Kingdom). Where the Grantee’s consent is required by applicable law, by accepting the RSUs, the Grantee is declaring that the Grantee agrees with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries that may not have a similar level of protection from the perspective of the data protection laws in the Grantee’s country. Participation in the Plan is voluntary and the Grantee is providing the consents described herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Awards to the Grantee or administer or maintain the Grantee’s participation in the Plan.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM
Age Discrimination Rules. If the Grantee is working and/or residing in a country that is a member of the EU/EEA or the United Kingdom, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

AUSTRALIA
1.          Breach of Law. Notwithstanding anything to the contrary in the Notice or the Plan, the Grantee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.          Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BELGIUM
No country-specific provisions.

CANADA
1.          Form of Settlement. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.          Securities Notification. The Grantee is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

CHINA
The following provisions govern the Grantee’s participation in the Plan if the Grantee is a national of the People’s Republic of China (“China” or “PRC”) resident in mainland China, as determined by the Company in its sole discretion. Such provisions may also apply to non-PRC nationals, to the extent required by the Company.

Form of Settlement.  Notwithstanding any provision in the Notice to the contrary, the RSUs shall be settled in the form of a cash payment unless otherwise determined by the Company.

COLOMBIA
1.          Securities Law Information. The Shares underlying the RSUs are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the Shares may not be offered to the public in Colombia. Nothing in the Notice should be construed as making a public offer of securities in Colombia.

2.          Labor Law Acknowledgment: This provision supplements the acknowledgments contained in Section 3 of the Addendum section titled “All Non-U.S. Countries”:

The Grantee acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Grantee’s “salary” for any legal purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

CZECHIA
No country-specific provisions.

DENMARK
Treatment of RSUs upon Termination of Employment. The Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”) was amended effective January 1, 2019. For all grants of RSUs made on or after January 1, 2019, the treatment of the RSUs upon the Grantee’s termination of employment shall be governed by the Plan and Notice. The relevant termination provisions are detailed in Section 3 of the Notice and in the “Employer Information Statement.”

FINLAND
No country-specific provisions.

FRANCE
1.           Award Not French-Qualified. The RSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

2.           English Language Consent. The parties acknowledge and agree that it is their express wish that the Notice, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (“Notice”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

GERMANY
No country-specific provisions.

HONG KONG
1.          Form of Settlement. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.           Sale of Shares. If, for any reason, Shares are issued to the Grantee within six (6) months after the Grant Date, the Grantee agrees that he or she will not sell or otherwise dispose of any such Shares prior to the six (6) month anniversary of the Grant Date.

3.           IMPORTANT NOTICE/WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Grantee is advised to exercise caution in relation to the offer. If the Grantee is in any doubt about any of the contents of the documents, the Grantee should obtain independent professional advice. The RSUs and Shares issued upon settlement of the award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Subsidiaries. The Notice, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs and the underlying Shares are intended only for the personal use of each eligible employee of the Employer, the Company or its Subsidiaries and may not be distributed to any other person.

4.          Wages. The RSUs and the underlying Shares do not form part of the Grantee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

INDIA
Repatriation Requirements. The Grantee expressly agrees to repatriate all sale proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Grantee’s failure to comply with applicable laws, rules or regulations.

IRELAND
Form of Settlement. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

MEXICO
1.         Policy Statement. By accepting the Award, the Grantee acknowledges that the Company, with its principal executive offices at 666 3rd Avenue, 4th Floor, New York, New York 10017, U.S.A. is solely responsible for the administration of the Plan. The Grantee further acknowledges that participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Grantee and the Company since he or she is participating in the Plan on a wholly commercial basis and the sole employer is GBT Travel Services Mexico S. de R.L. de C.V. (“GBT-Mexico”). Based on the foregoing, the Grantee expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Grantee and GBT-Mexico, and do not form part of the employment conditions and/or benefits provided by GBT-Mexico.

The Grantee further understands that the Award the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and/or discontinue it at any time, without any liability.

2.          Plan Document Acknowledgment. By accepting the Award, the Grantee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Notice in their entirety, and fully understands and accepts all provisions of the Plan and the Notice.

In addition, by accepting the Award, the Grantee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the “Nature of Grant” section, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary are not responsible for any decrease in the value of the Shares underlying the RSUs

Finally, the Grantee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Subsidiary with respect to any claim that may arise under the Plan.

Spanish Translation

1.         Declaración de Política.  Al aceptar este Otorgamiento, el Participante reconoce y acuerda que la Compañía, con principales oficinas ejecutivas ubicadas en 666 3rd Avenue, 4th Floor, New York, New York 10017, U.S.A., es la única responsable de la administración del Plan. Adicionalmente, el Participante reconoce que su participación en el Plan, así como la adquisición de Acciones, no genera de ninguna manera una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es de carácter comercial únicamente y su único empleador es GBT Travel Services Mexico S. de R.L. de C.V. (“GBT-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que del mismo derivan, no generan ninguna clase de derecho entre el Participante y GBT-México, y no forman parte de las condiciones de trabajo y/o beneficios entregados por GBT-México.

Además de lo anterior, el Participante entiende y reconoce que el premio otorgado bajo este plan se entrega en forma unilateral y discrecional por parte de la Compañía, y por tanto, ésta última se reserva el derecho de modificarlo y/o interrumpirlo en cualquier momento, sin responsabilidad alguna.

2.         Reconocimiento del Documento del Plan.  Al aceptar este Otorgamiento, el Participante reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo de Otorgamiento, y que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo de Otorgamiento.

Adicionalmente, al aceptar este Otorgamiento, el Participante reconoce que ha leído y aprobado específica y expresamente los términos y condiciones contenidos en el apartado “Naturaleza del Otorgamiento”, en el cual se encuentra claramente descrito y establecido lo siguiente:  (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad Controlante o Subsidiaria no son responsables por cualquier disminución en el valor de las Unidades de Acciones Restringidas en relación a las Unidades de Acción.

Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación o daños y perjuicios como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad Controlante o Subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

3.           Securities Law Information. The RSUs and Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, this Notice and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and GBT-Mexico and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of GBT-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS
Waiver of Termination Rights. The Grantee hereby waives any and all rights to compensation or damages as a result of the Grantee’s termination of employment with the Company and its Subsidiaries for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Grantee’s ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

NORWAY
No country-specific provisions.

POLAND
No country-specific provisions.

SINGAPORE
Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Grantee should note that the RSUs are subject to section 257 of the SFA and the Grantee will not be able to make any subsequent sale of the underlying Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SPAIN
1.          Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Notice:

In accepting the RSUs, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company and its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Grantee understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon settlement of the RSUs shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referenced above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the RSUs shall be null and void.

The Grantee understands and agrees that, as a condition of the grant of the RSUs, unless otherwise provided in the Notice, the Grantee’s termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the RSUs to the extent the RSUs has not vested as of date that the Grantee ceases active employment. In particular, the Grantee understands and agrees that unless otherwise provided in the Notice, any portion of the RSUs that is unvested as of the date the Grantee ceases active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Grantee acknowledges that he or she has read and specifically accepts the conditions referred to in the Notice and this Addendum regarding the impact of a termination of employment on the Grantee’s RSUs.

2.          Securities Law Information. The RSUs and the Shares described in this Notice do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place under the Plan in the Spanish territory. The Notice has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN
Tax Withholding. The following provision shall supplement Section 7 of the Notice:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Section 7 of the Notice, in accepting the grant of the RSUs, the Grantee authorizes the Company to withhold Shares otherwise deliverable to the Grantee upon settlement of the RSUs to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND
Securities Law Information. Neither this document nor any other materials relating to the RSUs (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or its Subsidiaries, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

TAIWAN
Securities Law Information. The RSUs and the underlying Shares are available only for certain employees of the Company, the Employer and their Subsidiaries. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

THAILAND
No country-specific provisions.

UNITED KINGDOM
1.           Tax-Related Items. This provision shall supplement Section 7 of the Notice:

Without limitation to the Section 7 of the Notice, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by H.M. Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority). For the purposes of the Notice, Tax-Related Items include (without limitation) employment income tax and the employee portion of the Health and Social Care levy.

Notwithstanding the foregoing, if the Grantee is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Grantee is a director or executive officer and income tax due is not collected from or paid by the Grantee by within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions and Health and Social Care levy may be payable. The Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions and employee Health and Social Care levy due on this additional benefit, which the Company and/or the Employer may recover from the Grantee at any time thereafter by any of the means referred to in Section 7 of the Notice.

2.           Exclusion of Claim. The Grantee acknowledges and agrees that the Grantee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Grantee ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the award, the Grantee will be deemed to have waived irrevocably any such entitlement.

*          *          *          *